Exhibit 99.1

NEWS

Contact:	John Haudrich (investors), 314-746-1266
Tom Lange (media), 314-746-1236
Mylene Labrie (Canadian media), 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE REPORTS FIRST QUARTER EARNINGS

CHICAGO, April 25, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $64 million, or $0.25 per diluted share, for the first quarter of 2006. These results compare with a net loss available to common stockholders of $19 million, or $.07 per diluted share, for the first quarter of 2005. First quarter 2006 results include:

•                  Gains totaling $0.06 per diluted share from the divestiture of the Port St. Joe joint venture interest and a non-cash foreign currency translation adjustment.

•                  A restructuring charge of $0.02 per diluted share primarily related to the closure of three corrugated container facilities.

Net sales for the period were comparable to the year-ago period, at $2.1 billion.

Commenting on the first quarter, Patrick J. Moore, chairman, president and chief executive officer, said, “Current market conditions are improving, and we are optimistic about the outlook for our business. However, as we had expected, year-over-year results were negatively impacted by higher costs, especially energy and freight, and lower containerboard and corrugated prices, despite benefits achieved from our strategic initiatives.”

Smurfit-Stone’s containerboard and corrugated containers segment reported a first quarter 2006 operating profit of $9 million, a $14 million sequential improvement. However, results were below the prior year first quarter profit of $66 million due to lower prices and higher costs as discussed above. Containerboard production decreased sequentially as a result of two fewer production days and additional scheduled maintenance downtime. Containerboard inventories declined and stood at seasonally low levels at the end of the first quarter. Average domestic linerboard prices increased 10 percent sequentially while corrugated container prices improved 3.6% in the first quarter of 2006 as compared to the fourth quarter of 2005.

First quarter 2006 consumer packaging profits of $16 million were up $1 million year-over-year, but down $4 million on a sequential basis.

Total reported debt at the end of the quarter was $4,719 million, an increase of $148 million from year end levels, principally due to higher working capital levels.

The company benefited $35 million from its strategic initiatives in the first quarter compared to cost levels prior to the commencement of the initiatives. Cumulative initiative benefits, including savings realized in 2005, total $80 million. Initiative benefits were driven by facility closures, including two containerboard mills and five corrugated plants. As a result of these activities and improved productivity, total headcount has been reduced by over 2,200 since June 2005.

Commenting on the outlook, Moore said, “Prices for our products have rebounded, and we are entering a seasonally stronger period for packaging demand. Furthermore, we will continue to generate benefits from our strategic initiatives. These factors will have a meaningful impact on our future financial results. We are encouraged by these trends and anticipate second quarter results to improve significantly, but not to breakeven levels. We expect to return to profitability in the third quarter.”

Smurfit-Stone management will discuss its first quarter 2006 financial performance via live webcast, including a slide presentation, at 8:00 a.m. CDT (9:00 a.m. EDT) on Tuesday, April 25. The webcast will be archived to the investors’ page of the company website, www.smurfit-stone.com.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 240 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 33,500 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2005, as updated from time to time in the company’s Securities and Exchange Commission filings.

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SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$4	$5
Receivables, net	271	224
Retained interest in receivables sold (Note 1)	130	139
Inventories	726	734
Prepaid expenses and other current assets	63	82
Total current assets	1,194	1,184

Net property, plant and equipment	4,191	4,245
Timberland, less timber depletion	44	44
Goodwill	3,309	3,309
Other assets	324	332

	$9,062	$9,114

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$37	$35
Accounts payable	642	654
Accrued compensation and payroll taxes	167	186
Interest payable.	79	97
Income taxes payable	3	17
Current deferred taxes	16	15
Other current liabilities	142	184
Total current liabilities	1,086	1,188

Long-term debt, less current maturities	4,682	4,536
Other long-term liabilities	1,142	1,123
Deferred income taxes	335	385

Stockholders’ equity
Preferred stock	90	89
Common stock	3	3
Additional paid-in capital	4,021	4,009
Retained earnings (deficit)	(1,912)	(1,846)
Accumulated other comprehensive income (loss)	(385)	(373)
Total stockholders’ equity	1,817	1,882

	$9,062	$9,114

Note 1:          At March 31, 2006 and December 31, 2005, $613 and $592 million, respectively, of receivables had been sold under two accounts receivable programs, of which the company retained a subordinated interest. The off-balance sheet Stone Receivables Corporation debt and funding received from the Canadian accounts receivable program totaled $487 million and $472 million, respectively as of those dates. See our Annual Report on Form 10-K for the year ended December 31, 2005 for further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Net sales	$2,125	$2,093
Costs and expenses
Cost of goods sold	1,936	1,835
Selling and administrative expenses	206	196
Restructuring charges	9	1
Gain on sale of assets	(23)
Income (loss) from operations	(3)	61
Other income (expense)
Interest expense, net	(92)	(86)
Other, net (Note 1)	(3)	(3)
Loss before income taxes	(98)	(28)
Benefit from income taxes	37	12
Net loss	(61)	(16)
Preferred stock dividends and accretion	(3)	(3)
Net loss available to common stockholders	$(64)	$(19)

Basic and diluted earnings per common share
Net loss available to common stockholders	$(0.25)	$(0.07)

Weighted average shares outstanding	255	254

Note 1:          2006 includes non-cash foreign currency gains of $2 million for the 1st quarter. 2005 includes non-cash foreign currency losses of $1 million for the 1st quarter.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

Cash flows from operating activities
Net loss	$(61)	$(16)
Adjustments to reconcile net loss to net cash provided by operating activities Depreciation, depletion and amortization	100	103
Amortization of deferred debt issuance costs	2	2
Deferred income taxes	(55)	(28)
Pension and postretirement benefits	21	(9)
Gain on sale of assets	(23)
Non-cash foreign currency losses (gains)	(2)	1
Non-cash restructuring charges	7
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold	(39)	(24)
Inventories	8	(11)
Prepaid expenses and other current assets	(3)	(1)
Accounts payable and accrued liabilities	(71)	(70)
Interest payable	(18)	(15)
Other, net	15	(2)

Net cash used for operating activities	(119)	(70)

Cash flows from investing activities
Expenditures for property, plant and equipment	(56)	(66)
Proceeds from property disposals	28	5

Net cash used for investing activities	(28)	(61)

Cash flows from financing activities
Net borrowings of long-term debt	147	133
Preferred dividends paid	(2)	(2)
Proceeds from exercise of stock options	1	1
Deferred debt issuance costs		(2)

Net cash provided by financing activities	146	130

Decrease in cash and cash equivalents	(1)	(1)
Cash and cash equivalents
Beginning of period	5	6

End of period	$4	$5

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2006	2005
	1st Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$2,125	$2,093	$2,153	$2,103	$2,047	$8,396

Income (loss) from operations	$(3)	$61	$93	$(245)	$(76)	$(167)

Net income (loss) available to common stockholders	$(64)	$(19)	$1	$(229)	$(92)	$(339)

Diluted loss per common share	$(0.25)	$(0.07)	$—	$(0.90)	$(0.36)	$(1.33)

Total reported debt	$4,719	$4,633	$4,579	$4,543	$4,571	$4,571

Capital expenditures	$56	$66	$73	$62	$75	$276

Pension contributions	$18	$47	$45	$48	$34	$174

		Three Months Ended March 31,
		Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total

2006 Segment Results
Revenues		$1,626	$416	$83		$2,125
Segment profit (loss)		$9	$16	$4	$(127)	$(98)

2005 Segment Results
Revenues		$1,589	$404	$100		$2,093
Segment profit (loss)		$66	$15	$6	$(115)	$(28)

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2006	2005
	1st Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (containerboard only)	96.6%	87.9%	92.0%	93.6%	97.3%

North American Containerboard Production - M Tons	1,771	1,751	1,852	1,799	1,813
Year over Year Avg. Domestic Linerboard Price Change	-0.5%	25.2%	15.7%	-7.4%	-10.1%
Sequential Avg. Domestic Linerboard Price Change	10.1%	-0.1%	-0.3%	-8.3%	-1.2%

Pulp Production - M Tons	145	141	139	145	138
SBS/Bleached Board Production - M Tons	72	65	72	76	70
Kraft Paper Production - M Tons	54	52	50	48	54

Corrugated Containers
North American Shipments - BSF *	20.0	19.5	20.3	20.5	20.0
Per Day North American Shipments - MMSF *	313.2	314.9	317.3	320.4	333.2
Year over Year Avg. Corrugated Price Change	-2.5%	9.4%	7.3%	-1.6%	-5.5%
Sequential Avg. Corrugated Price Change	3.6%	0.4%	-1.0%	-3.4%	-1.5%

Consumer Packaging Segment

Coated Boxboard Production - M Tons	137	138	136	144	138

Folding Carton Shipments - M Tons	128	124	131	138	130

Multiwall Bag Shipments - MM Bags	269	270	280	280	282

Other Operations

Fiber Reclaimed and Brokered - M tons	1,666	1,636	1,661	1,605	1,599

*                 Excludes intercompany shipments for all periods presented.

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended
	March 31
	2006	2005

Net loss	$(61)	$(16)
Benefit from income taxes	(37)	(12)
Interest expense, net	92	86
Depreciation, depletion and amortization	100	103
EBITDA	94	161
Receivables discount expense	5	4
Restructuring charges	9	1
Non-cash foreign currency (gain) loss	(2)	1
(Gain)/loss on sale of assets	(23)	—
Adjusted EBITDA	$83	$167

“EBITDA” is defined as net loss before benefit from income taxes, interest expense, net and depreciation, depletion and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above. EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to use because of our highly leveraged position. They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented. EBITDA and Adjusted EBITDA are non-GAAP financial measures and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.

SMURFIT-STONE CONTAINER CORPORATION

ADJUSTED NET LOSS PER DILUTED SHARE

(Unaudited)

	Three Months Ended March 31
	2006	2005

Net loss per diluted share available to common stockholders (GAAP)	$(0.25)	$(0.07)
Deduct: Gain on sales of assets and non-cash foreign currency gain	$(0.06)
Add: Restructuring charges	$0.02
Adjusted net loss per diluted share available to common stockholders (exclusive of gain on sale of assets, noncash foreign currency gain, and restructuring charges)	$(0.29)	$(0.07)

Adjusted net loss per diluted share available to common stockholders (exclusive of gain on sale of assets, non-cash foreign currency gain and restructuring charges) is a non-GAAP financial measure. The company’s management believes this non-GAAP financial measure provides investors, potential investors, security analysts and others with useful information to evaluate the performance of the business because it excludes gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, this non-GAAP financial measure is used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a loss per diluted share as determined in accordance with GAAP.